EXHIBIT 99.1

Press Release

Contact:     Abbe Goldstein                 Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3573                    (441) 294-7290

XL Group Ltd Announces Fourth Quarter and Full Year 2017 Results

Demonstrates underlying progress despite significant catastrophe impact
Poised to benefit from improving market environment

•
Net income attributable to common shareholders of $28.8 million, or $0.11 per fully diluted share, for the quarter, and net loss attributable to common shareholders of $560.4 million, or $2.16 per fully diluted share, for the full year

•
A non-recurring tax charge of $100.5 million related to the revaluation of the net deferred tax asset as a result of the reduced U.S. corporate income tax rate enacted under the U.S. Tax Cuts and Jobs Act was recorded against net income attributable to common shareholders this quarter

•	Operating net income[1] of $116.1 million, or $0.45 per fully diluted share, for the quarter, and operating net loss[1] of $521.6 million, or $2.01 per fully diluted share, for the full year

•
Natural catastrophe pre-tax losses net of reinsurance, reinstatement and premium adjustments and redeemable non-controlling interest for the quarter of $315.2 million (11.5 points to the loss ratio), compared to $246.1 million (10.1 points to the loss ratio) in the prior year quarter, and $2.0 billion (19.7 points to the loss ratio) for the full year, compared to $636.3 million (6.6 points to the loss ratio) for the prior year

•
P&C combined ratio of 99.0%, or 89.5% excluding prior year development ("PYD") and natural catastrophe losses, for the current quarter compared to 94.8%, or 89.1%, respectively, for the prior year quarter

•	P&C combined ratio of 108.3%, or 90.2%, excluding PYD and natural catastrophe losses, for the full year compared to 94.2%, or 90.7%, respectively, for the prior year

•
Net favorable PYD was $54.2 million (2.0 points to the loss ratio) in the current quarter, compared to $105.9 million (4.3 points to the loss ratio) in the prior year quarter, and $147.8 million (1.4 points to the loss ratio) for the full year, compared to $301.5 million (3.1 points to the loss ratio) in the prior year

EXHIBIT 99.1

•
Fully diluted book value per common share of $38.04 at December 31, 2017, a decrease of $0.23, or 0.6%, from fully diluted book value per common share of $38.27 at September 30, 2017, and a decrease of $2.29, or 5.7%, from fully diluted book value per common share of $40.33 at December 31, 2016

•
Fully diluted tangible book value per common share[2] of $29.44 at December 31, 2017, a decrease of $0.26, or 0.9%, from fully diluted tangible book value per common share of $29.70 at September 30, 2017, and a decrease of $2.77, or 8.6%, from fully diluted tangible book value per common share of $32.21 at December 31, 2016

•	Return on average common shareholders' equity[3] measures for the full year:

	As at	As at
	December 31, 2017	December 31, 2016
Return on average common shareholder's equity ("ROE")	(5.4)%	3.9%
Operating ROE[1,3]	(5.0)%	4.1%
Operating ROE ex-Accumulated other comprehensive income ("AOCI")	(5.4)%	4.3%
Operating ROE ex-integration cost	(4.4)%	5.9%
Operating ROE ex-AOCI and ex-integration cost	(4.8)%	6.2%

Hamilton, Bermuda– February 1, 2018 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2017 results.
Commenting on the Company’s performance, XL’s Chief Executive Officer Mike McGavick said:
"XL’s fourth quarter and full year 2017 results were impacted by the severe natural catastrophes in the year. At the same time, we feel positive about where we are going due to some important factors including: our solid capital position, our progress made in our 2017 ex-catastrophe underlying results, the strength of our market relevance as demonstrated by our 8 percent growth in gross written premiums year-over-year, and that we are seeing early signs of a return to realistic and sustainable rate. Additionally, with the benefit of learnings from our 2017 catastrophe experience and seeing the early way in which the rate environment is reacting following the 2017 events, we have already made a series of adjustments to optimize the balance of risk and return, meaningfully enhancing our catastrophe exposure profile while keeping us a leading player in these businesses. We expect to make further adjustments as the market environment unfolds.

Throughout 2017 and clearly into 2018 we have shown that XL Catlin continues to be a market leader in customer satisfaction and innovation, earning, for the second straight year, Highest in Customer Satisfaction among large commercial insurers from J.D. Power, the top spot in the Gracechurch survey of the London Market, and first place in Advisen’s innovation index, among numerous other external recognitions. All of this taken together, as we look at our industry, we feel well positioned for what comes next.”

Fourth Quarter Summary
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(Unaudited)				(Unaudited)
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income (loss) attributable to common shareholders	$28,828	$304,700	$(275,872)	(90.5)%	$(560,398)	$440,968	$(1,001,366)	N/M
Per average common share outstanding-basic	$0.11	$1.13	$(1.02)	(90.3)%	$(2.16)	$1.58	$(3.74)	N/M
Per average common share outstanding-fully diluted	$0.11	$1.12	$(1.01)	(90.2)%	$(2.16)	$1.56	$(3.72)	N/M
Operating net income (loss)	$116,054	$128,440	$(12,386)	(9.6)%	$(521,585)	$460,729	$(982,314)	N/M
Per average common share outstanding-fully diluted	$0.45	$0.47	$(0.02)	(4.3)%	$(2.01)	$1.63	$(3.64)	N/M

N/M = not meaningful

•
Net income attributable to common shareholders and net operating income were both significantly impacted by catastrophe losses during the current quarter, lower PYD and lower operating expenses. Net income attributable to common shareholders was also impacted by a non-recurring tax charge of $100.5 million related to the revaluation of the net deferred tax asset as a result of the reduced U.S. corporate income tax rate enacted under the U.S. Tax Cuts and Jobs Act.

•
Net investment income for the current quarter was $217.7 million, compared to $196.1 million in the prior year quarter. Net investment income for the current quarter, excluding the Life Funds Withheld Assets, was $186.3 million, compared to $161.0 million in the prior year quarter. This increase was primarily due to higher reinvestment rates in the current quarter from active sector rotation and portfolio management activities.

•
Income from affiliates was $14.8 million for the current quarter, compared to $47.9 million in the prior year quarter, primarily due to lower hedge fund performance as compared to the prior year quarter. The fourth quarter of 2016 included a one-time portfolio rebalancing gain.

•
Operating expenses during the current quarter were 21.3% or $110.1 million favorable compared to the prior year quarter, primarily driven by the absence of integration costs, which were $58.8 million in the prior year quarter, and a reduction to variable compensation costs resulting from the catastrophe loss impact on the Company's results.

•
Income tax expense of $77.1 million was recognized during the current quarter driven largely by the $100.5 million discrete charge on the write-down of the net deferred tax asset as a result of the U.S. Tax Cuts and Jobs Act. In addition, the current quarter income tax expense included the benefit of a lower full year effective tax rate resulting from third quarter losses and other discrete items recognized in the quarter.

•
Fully diluted book value per common share decreased by $0.23 from the end of the prior quarter to $38.04, driven primarily by unrealized losses on the mark to market of our available for sale investments and by dividend payments made, partially offset by net income. Fully diluted tangible book value per common share also decreased by $0.26 from the end of the prior quarter to $29.44.

•
There were no share buybacks[4] under our current share buyback authorization during the current quarter. Share buybacks for the full year ended December 31, 2017 totaled approximately 13.8 million shares at an average price of $41.36 per share or $571.6 million, compared to 30.2 million shares or $1.1 billion in the prior year. At December 31, 2017, $529.1 million of common shares remained available for purchase under our current share buyback authorization.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended
	December 31, 2017			December 31, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$2,488,403	$1,072,403	$3,560,806	$2,481,140	$535,456	$3,016,596
Net premiums written	$1,794,452	$921,550	$2,716,002	$1,816,711	$496,421	$2,313,132
Net premiums earned	$1,757,004	$915,944	$2,672,948	$1,707,440	$746,620	$2,454,060

Underwriting profit (loss)	$(42,142)	$68,482	$26,340	$30,043	$96,377	$126,420

Loss ratio	71.9%	61.1%	68.2%	67.8%	54.8%	63.8%
Underwriting expense ratio	30.5%	31.4%	30.8%	30.4%	32.3%	31.0%
Combined ratio	102.4%	92.5%	99.0%	98.2%	87.1%	94.8%

	Twelve Months Ended
	December 31, 2017			December 31, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$10,070,463	$4,682,110	$14,752,573	$9,650,503	$3,975,106	$13,625,609
Net premiums written	$6,704,548	$3,963,876	$10,668,424	$6,715,969	$3,514,667	$10,230,636
Net premiums earned	$6,721,812	$3,602,466	$10,324,278	$6,651,495	$3,114,392	$9,765,887

Underwriting profit (loss)	$(454,255)	$(407,812)	$(862,067)	$209,217	$361,436	$570,653

Loss ratio	76.2%	79.9%	77.5%	65.0%	56.3%	62.2%
Underwriting expense ratio	30.6%	31.4%	30.8%	31.9%	32.1%	32.0%
Combined ratio	106.8%	111.3%	108.3%	96.9%	88.4%	94.2%

•	P&C gross premiums written (“GPW”) in the fourth quarter increased 18.0% compared to the prior year quarter. Excluding the impact of foreign exchange, GPW increased by 16.9%.

•
The Insurance segment GPW increased 0.3% from the prior year quarter driven primarily by growth in North American Property, International Casualty and International Financial Lines offset by lower premium from Political Risk, Credit and Bond as well as North American Programs. Excluding the impact of foreign exchange, Insurance GPW decreased 1.1%.

•
The Reinsurance segment GPW increased by 100.3% from the prior year quarter due in part to an increased share on a large multiline treaty with one of our core clients. Excluding the impact of foreign exchange, the large multiline treaty and reinstatement premiums on catastrophe losses activity in the quarter, Reinsurance GPW increased by 80.3% driven by strong new business opportunities in our Casualty and Property classes of business.

•
The P&C loss ratio excluding PYD and the impact of catastrophe losses in the current quarter was 58.7%, compared to 58.0% in the prior year quarter. On the same basis, the Insurance segment loss ratio in the current quarter was 61.2%, compared to 61.8% in the prior year quarter, while the Reinsurance segment was 53.9% in the current quarter compared to 49.4% in the prior year quarter.

•
The P&C combined ratio excluding PYD and the impact of catastrophe losses in the current quarter was 89.5%, compared to 89.1% for the prior year quarter. On the same basis, the Insurance segment combined ratio in the current quarter was 91.7%, compared to 92.3% for the prior year quarter, while the Reinsurance segment was 85.4% in the current quarter, compared to 81.9% for the prior year quarter. Nearly half of the increase is attributed to a large multiline treaty with one of our core clients.

•
The P&C net favorable PYD resulting from the current quarter was $54.2 million (2.0 points to the loss ratio), compared to net favorable development of $105.9 million, or 4.3 loss ratio points, in the prior year quarter. This reflects favorable development of $11.1 million in the Insurance segment and $43.1 million in the Reinsurance segment. Insurance releases were largely attributable to North America Casualty business in older accident years.  Reinsurance releases were mainly attributable to favorable development on catastrophe and other large losses as well as favorable development on our North America Casualty business.

Further details of the results for the current quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated February 1, 2018 and is available on the Investor Relations section of XL's website at www.xlgroup.com.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Thursday, February 1, 2018. The conference call can be accessed through a dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-1098 or (866) 803-2143 Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on February 1, 2018, through approximately midnight Eastern Time on March 1, 2018. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on February 1, 2018, until approximately midnight Eastern Time on March 1, 2018, by dialing (203) 369-1731 or (866) 491-2945. The following passcode will be required: 65498

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) downward movement in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date and the likelihood of longer development periods associated with the characteristics of certain catastrophes; (c) the impact of tax reform on our business, investments and assets, including (i) changes to valuation of deferred tax assets and liabilities, (ii) that the costs associated with such tax reform may be greater than expected, (iii) the risk that technical corrections, regulations, and supplemental legislation and future interpretations or applications thereof or other changes may be issued in the future, including the rules affecting the valuation of deferred tax assets; (d) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (e) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (f) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (g) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (h) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase business volumes or profitability; (i) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data, including due to the change in climate conditions; (j) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (k) our ability to successfully implement our business strategy; (l) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (m) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (n) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (w) the economic, political, monetary and operational impacts of the U.K.’s expected withdrawal vote in favor of withdrawing from European Union ("Brexit") effective March 2019, including unanticipated costs or complications associated with our decision to redomesticate XL Insurance Company SE from the U.K. to Ireland, or the possibility that this redomestication or other Brexit-related decisions do not have the results anticipated; (x) changes in general economic, political or monetary conditions in Euro-Zone countries or emerging markets, or governmental actions for the purposes of stabilizing financial markets; (y) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (z) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

1Operating net income (loss) is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (as defined in footnote 5 below), (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the acquisition of Catlin Group Limited ("Catlin") completed on May 1, 2015 ("Catlin Acquisition"), (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the reinsurance agreement ceding U.S. Term life reinsurance reserves ("U.S. Term Life Retro Arrangements"), (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, (14) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (15) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average common shareholders' equity ("Operating ROE") including and excluding average AOCI, both inclusive and exclusive of integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 12 and 13 of this press release for a reconciliation of net income (loss) attributable to common shareholders to “operating net income” and the calculation of “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs", which are based on operating net income.
2Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 13 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
3Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4Amount remaining for purchase under our share buyback program does not include (i) the commission expense paid to brokers for execution of share buyback, or (ii) purchases associated with settling employee withholding taxes incurred in connection with the vesting of share-based compensation awards, however, these two items are included in the share buyback calculation.
5 On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 12 and 13 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

XL Group Ltd
Unaudited Consolidated Statements Of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2017	2016	2017	2016
		(Note 1)		(Note 1)
Revenues:
Net premiums earned	$2,676,002	$2,457,075	$10,336,612	$9,777,934
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	186,290	160,980	702,676	672,382
Net investment income - Life Funds Withheld Assets	31,448	35,108	127,047	154,751
Total net investment income	$217,738	$196,088	$829,723	$827,133
Total net realized gains (losses) on investments and unrealized gains (losses) on investments, trading securities	84,688	31,095	221,876	372,138
Net realized and unrealized gains (losses) on derivative instruments	(13,323)	(253)	(41,732)	2,521
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(89,656)	151,342	(206,015)	(540,090)
Income (loss) from investment affiliates	12,311	50,002	139,046	70,758
Fee income and other	13,292	7,968	48,647	35,692
Total revenues	$2,901,052	$2,893,317	$11,328,157	$10,546,086
Expenses:
Net losses and loss expenses incurred	$1,822,658	$1,566,161	$8,001,920	$6,072,835
Claims and policy benefits	13,711	11,950	39,189	28,244
Acquisition costs	473,002	392,996	1,788,140	1,620,671
Operating expenses	406,887	517,002	1,757,059	2,063,362
Foreign exchange (gains) losses	(1,418)	45,036	44,620	(9,578)
Loss (gain) on sale of subsidiary	—	(3,418)	—	(7,088)
(Gain) loss on the early extinguishment of debt	—	—	1,582	—
Interest expense	51,711	52,277	190,359	209,763
Total expenses	$2,766,551	$2,582,004	$11,822,869	$9,978,209
Income (loss) before income tax and income (loss) from operating affiliates	$134,501	$311,313	$(494,712)	$567,877
Income (loss) from operating affiliates	2,460	(2,081)	63,645	44,397
Provision (benefit) for income tax	77,104	(382)	59,070	42,129
Net income (loss)	$59,857	$309,614	$(490,137)	$570,145
Non-controlling interests	31,029	4,914	70,261	129,177
Net income (loss) attributable to common shareholders	$28,828	$304,700	$(560,398)	$440,968

XL Group Ltd
Key Financial Data

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	December 31, 2017	December 31, 2016
	(Unaudited)	(Note 1)
Total investments available for sale	$32,458,436	$31,919,126
Cash and cash equivalents	3,435,954	3,426,988
Investments in affiliates	1,911,996	2,177,645
Unpaid losses and loss expenses recoverable	7,247,723	5,491,297
Goodwill and other intangible assets	2,225,751	2,203,653
Total assets	63,436,236	58,434,102

Unpaid losses and loss expenses	29,696,779	25,939,571
Deposit liabilities	1,042,677	1,116,233
Future policy benefit reserves	3,610,926	3,506,047
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable (Note 2)	999,219	998,968
Unearned premiums	8,307,431	7,293,028
Notes payable and debt	3,220,769	2,647,677

Total shareholders’ equity	11,461,320	12,960,679
Common shareholders' equity	9,848,317	10,938,512
Common shares outstanding (Note 3)	256,033,895	266,927,220

Basic book value per common share	$38.46	$40.98
Fully diluted book value per common share	$38.04	$40.33
Fully diluted tangible book value per common share (Note 4)	$29.44	$32.21

Note 1: Certain items have been reclassified to conform to the current period presentation.
Note 2: On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages 12 and 13 of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

Note 3: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet). At December 31, 2016 the common shares outstanding included outstanding director share units, which were paid out by December 31,2017.

Note 4: Fully diluted tangible book value per common share is a non-GAAP financial measure. See page 13 of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.

XL Group Ltd
Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) and also includes the calculation of net income (loss) attributable to common shareholders and annualized return on average common shareholders’ equity including and excluding average AOCI, both inclusive and exclusive of integration costs and based on operating net income (loss) for the three and twelve months ended December 31, 2017 and 2016. (Notes 3 and 5)

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2017	2016	2017	2016
Net income (loss) attributable to common shareholders	$28,828	$304,700	$(560,398)	$440,968
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	89,656	(151,342)	206,015	540,090
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(47,597)	12,147	(99,672)	(259,449)
Net investment income - Life Funds Withheld Assets	(31,448)	(35,108)	(127,047)	(154,751)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(3,893)	14,872	(30,603)	9,142
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 2)	$35,546	$145,269	$(611,705)	$576,000
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(37,091)	(43,242)	(122,204)	(112,689)
Net realized and unrealized (gains) losses on derivatives	13,323	253	41,732	(2,521)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	1,243	700	(782)	2,931
Exchange (gains) losses excluding Life Funds Withheld Assets	2,475	30,164	75,223	(18,720)
Loss (gain) on sale of subsidiary	—	(3,418)	—	(7,088)
(Gain) loss from the early extinguishment of debt	—	—	1,582	—
(Gain) loss from repurchase of preference shares	—	—	(14,290)	—
Write-down of deferred tax asset related to U.S. Tax Cuts and Jobs Act	100,500	—	100,500	—
Provision (benefit) for income tax on items excluded from operating income	58	(1,286)	8,359	22,816
Operating net income (loss) (Note 3)	$116,054	$128,440	$(521,585)	$460,729
Integration costs (Note 5)	—	58,789	73,067	220,355
Provision (benefit) for income tax on integration costs	—	(4,987)	(7,745)	(18,725)
Operating net income (loss) (excluding integration costs)	$116,054	$182,242	$(456,263)	$662,359
Per common share results:
Net income (loss) attributable to common shareholders	$0.11	$1.12	$(2.16)	$1.56
Operating net income (loss) (Note 3)	$0.45	$0.47	$(2.01)	$1.63
Weighted average common shares outstanding:
Basic	256,010,421	268,573,636	259,893,823	278,957,444
Diluted (Note 4)	259,438,654	272,681,106	263,547,636	282,757,804
Return on common shareholders' equity:
Opening common shareholders' equity attributable to XL Group Ltd	$9,939,847	$11,612,166	$10,938,512	$11,677,079
Closing common shareholders' equity attributable to XL Group Ltd	$9,848,317	$10,938,512	$9,848,317	$10,938,512
Average common shareholders' equity attributable to XL Group Ltd for the period	$9,894,082	$11,275,339	$10,393,415	$11,307,796
Opening AOCI	$968,928	$1,519,805	$715,546	$686,616
Closing AOCI	$889,431	$715,546	$889,431	$715,546

Average AOCI for the period	$929,180	$1,117,676	$802,489	$701,081
Average common shareholders' equity attributable to XL Group Ltd excluding average AOCI	$8,964,903	$10,157,664	$9,590,927	$10,606,715
Annualized net income (loss)	$115,312	$1,218,800	$(560,398)	$440,968
Annualized operating net income (loss) (Note 3)	$464,216	$513,760	$(521,585)	$460,729
Annualized operating net income (loss) (excluding integration costs) (Note 3 and 5)	$464,216	$728,969	$(456,263)	$662,359
Annualized return on average common shareholders' equity	1.2%	10.8%	(5.4)%	3.9%
Annualized operating return on average common shareholders' equity (Note 3)	4.7%	4.6%	(5.0)%	4.1%
Annualized operating return on average common shareholders' equity excluding average AOCI (Note 3)	5.2%	5.1%	(5.4)%	4.3%
Annualized operating return on average common shareholders' equity excluding integration costs (Notes 3 and 5)	4.7%	6.5%	(4.4)%	5.9%
Annualized operating return on average common shareholders' equity excluding integration costs and AOCI (Notes 3 and 5)	5.2%	7.2%	(4.8)%	6.2%

Book value per common share:	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
Closing common shares outstanding - basic	256,033,895	255,980,636	256,033,895	266,927,220
Closing common shares outstanding - diluted	258,901,212	259,717,348	258,901,212	271,224,790
Book value per common share	$38.46	$38.83	$38.46	$40.98
Fully diluted book value per common share	$38.04	$38.27	$38.04	$40.33
Goodwill and other intangible assets	$2,225,751	$2,227,014	$2,225,751	$2,203,653
Tangible book value	$7,622,566	$7,712,833	$7,622,566	$8,734,859
Fully diluted tangible book value per common share	$29.44	$29.70	$29.44	$32.21

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 3: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, (14) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (15) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 4: Diluted weighted average number of common shares outstanding is used to calculate per share data except when it is anti-dilutive to earnings per share or when there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 5: Integration costs related to the Catlin Acquisition were completed in the second quarter of 2017.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding:(1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, (14) tax provision arising from our write-down of our deferred tax asset related to the U.S. Tax Cuts and Jobs Act, and (15) a provision (benefit) for income tax on items excluded from operating income; (ii)
annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) including and excluding average AOCI, both inclusive and exclusive of integration costs and (iii) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages 12 and 13.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be recognized as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE including and excluding average AOCI, both inclusive and exclusive of integration costs, are additional measures of Company profitability. The most significant component of this exclusion is the mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from integration costs related to the acquisition of Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.

XL believes that fully diluted tangible book value per common share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.